CMA MULTI-STATE MUNICIPAL SERIES TRUST

CMA MASSACHUSETTS MUNICIPAL MONEY FUND

SERIES #7

FILE # 811-5011

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
12/23/2005	Puerto Rico Tax & Rev Anticipation Notes	3,100,000	1,042,500,000	Banc of America Morgan Stanley Ramirez & Co Citigroup Goldman Sachs J.P. Morgan Lehman Brothers Merrill Lynch Raymond James Wachovia Bank